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                                                                   Exhibit 23.02



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


        As independent public accountants, we hereby consent to the use of our report dated July 19, 1998 and to all references to our Firm included in this registration statement. Our report dated July 19, 1998 included in Heidrick & Struggles International, Inc.'s Form S-4 for the year ended December 31, 1997 is no longer appropriate since restated financial statements have been presented giving effect to a correction of an error. Our report dated February 19, 1999 and the related financial statements included in Heidrick & Struggles International, Inc.'s Amendment 2 to Form S-1 filed on February 22, 1999 reflect this correction.


                                          ARTHUR ANDERSEN LLP


Chicago, Illinois
March 5, 1999